Exhibit 10.1

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

DATED AS OF

AUGUST    , 2007

BY AND AMONG

GENPACT LIMITED

GENPACT GLOBAL HOLDINGS (BERMUDA) LIMITED
(formerly Genpact Global Holdings SICAR S.à.r.l.)

GENPACT GLOBAL (BERMUDA) LIMITED
(formerly Genpact Global (LUX)S.à.r.l.)

AND

THE SHAREHOLDERS LISTED ON THE SIGNATURE PAGES HERETO

		Page

SECTION 6.04.	Governing Law; Venue	43
SECTION 6.05.	WAIVER OF JURY TRIAL	43
SECTION 6.06.	Specific Enforcement; Cumulative Remedies	43
SECTION 6.07.	Entire Agreement	44
SECTION 6.08.	Severability	44
SECTION 6.09.	Counterparts; Effectiveness	44

EXHIBITS

Exhibit A	Bye-laws of Genpact Limited
Exhibit B	Memorandum of Association of Genpact Limited
Exhibit C	GICo Directors; GE Directors; Other Directors
Exhibit D	Form of Joinder Agreement

2

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) dated as of August    , 2007 among:

(i)            GENPACT LIMITED, a company organized under the laws of Bermuda (the “Company”);

(ii)           GENPACT GLOBAL HOLDINGS (BERMUDA) LIMITED (formerly Genpact Global Holdings SICAR S.à.r.l.), a company organized under the laws of Bermuda (“GGH”);

(iii)          GENPACT GLOBAL (BERMUDA) LIMITED, (formerly Genpact Global (Lux), a company organized under the laws of Bermuda S.à.r.l.) (“GGL”);

(iv)          GE CAPITAL INTERNATIONAL (MAURITIUS), a Mauritius corporation (“GECIM”);

(v)           GE CAPITAL (MAURITIUS) HOLDINGS LIMITED, a Mauritius company (“GECM” and together with GECIM, “GE”);

(vi)          GENERAL ATLANTIC PARTNERS (BERMUDA), L.P., a Bermuda exempt limited partnership (“GAP Bermuda”);

(vii)         GAP-W INTERNATIONAL, L.P., a Bermuda exempted limited partnership (“GAP-W”);

(viii)        GAPSTAR, LLC, a Delaware limited liability company (“GapStar”);

(ix)           GAPCO GMBH & Co. KG, a German limited partnership (“GAPCO”);

(x)            GAP COINVESTMENTS III, LLC, a Delaware limited liability company (“GAPCO III”);

(xi)           GAP COINVESTMENTS IV, LLC, a Delaware limited liability company (“GAPCO IV”, and together with GAP Bermuda, GAP-W, GapStar, GAPCO and GAPCO III, “GAP”);

(xii)          OAK HILL CAPITAL PARTNERS (BERMUDA) L.P., a Bermuda limited partnership (“OH Bermuda”);

(xiii)         OAK HILL CAPITAL MANAGEMENT PARTNERS (BERMUDA), L.P., a Bermuda limited partnership (“OH Management”);

(xiv)        OAK HILL CAPITAL PARTNERS II (CAYMAN) L.P., a Cayman Islands limited partnership (“OH Cayman 1”);

(xv)         OAK HILL CAPITAL PARTNERS II (CAYMAN II) L.P., a Cayman Islands Limited Partnership (“OH Cayman 2”);

(xvi)        OAK HILL CAPITAL MANAGEMENT PARTNERS II (CAYMAN), L.P. (“OHCP2”, and together with OH Bermuda, OH Management, OH Cayman 1 and OH Cayman 2, “OH”);

(xvii)       GENPACT INVESTMENT CO (LUX) SICAR S.A.R.L., a Luxembourg société à responsabilité limiteé qualifying as a Société d’investissment en capital à risque (“GICo”); and

(xviii)      WIH HOLDINGS, a Mauritius company (“WB”).

If GECM or GECIM shall hereafter Transfer any of its Common Shares to any of its Permitted Transferees, the term “GE” shall mean GECM, GECIM and such Permitted Transferees, taken together, and any right, obligation or action that may be exercised or taken at the election of GECM, GECIM or GE may be exercised or taken at the election of GE and such Permitted Transferees who, collectively, hold a majority of all of the Common Shares held by GE and its Permitted Transferees.

If GICo shall hereafter Transfer any of its Common Shares to any of its Permitted Transferees, the term “GICo” shall mean GICo and such Permitted Transferees, other than GMI, taken together, and any right, obligation or action that may be exercised or taken at the election of GICo may be exercised or taken at the election of GICo and such Permitted Transferees who, collectively, hold a majority of all of the Common Shares held by GICo and its Permitted Transferees.

If WB shall hereafter Transfer any of its Common Shares to any of its Permitted Transferees, the term “WB” shall mean WB and such Permitted Transferees, taken together, and any right, obligation or action that may be exercised or taken at the election of WB may be exercised or taken at the election of WB and such Permitted Transferees who, collectively, hold a majority of all of the Common Shares held by WB and its Permitted Transferees.

W I T N E S S E T H :

WHEREAS, the parties hereto wish to amend and restate the Shareholders Agreement, dated as of December 16, 2005, by and among GGH and GGL and the shareholders that are signatories thereto, to, among other things, reflect the reorganization of GGH and GGL to make the Company the parent company of GGL and GGH and the completion of a Qualified Initial Public Offering of Common Shares of the Company and listing on the NYSE; and

WHEREAS, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations with respect to the Company.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.      Definitions.

(a)           The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls such first Person or is controlled by said Person or is under common control with said Person, where “control” means the power and ability to direct, directly or indirectly, to cause the direction of, or, only with respect to the control of GICo, share equally in, the management and/or policies of a Person, whether through ownership or control of more than fifty percent (50%) of the voting shares or other equivalent interests of the controlled Person, by contract (including proxy) or otherwise. For the avoidance of doubt, each of GAP, OH and their Affiliates shall be deemed Affiliates of GICo so long as GAP, OH and their Affiliates collectively control GICo.

“Applicable Law” means the applicable laws, rules and regulations of Bermuda that govern the internal affairs of the Company.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by applicable law to close.

“Change of Control” means (i) any Transfer (other than an Exempt Transfer of the type specified in clauses (i) and (ii) of the definition thereof) by GAP, OH, GICo, WB or their respective Affiliates and Permitted Transferees resulting in any Person or “group” (as such term would be interpreted under Section 13(d) of the Exchange Act) of Persons other than GAP, OH, GICo, or their respective Affiliates and Permitted Transferees owning, directly or indirectly, Common Shares which comprise or are convertible into more than fifty percent (50%) of the outstanding Company Shares on a Fully Diluted and a Consolidated Share basis, (ii) the Transfer of all or substantially all of the assets of the Companies (determined on a consolidated basis) to any Person or “group” (as such term would be interpreted under Section 13(d) of the Exchange Act) of Persons other than GAP, OH, GICo, or their respective Affiliates and Permitted Transferees or (iii) the issuance or sale by either of the Companies of Common Shares, or any merger, consolidation, combination, reorganization, recapitalization or other transaction or series of related transactions resulting in any Person or “group” (as such term would be interpreted under Section 13(d) of the Exchange Act) of Persons not Shareholders (or Affiliates of Shareholders) prior thereto owning, directly or indirectly, Common Shares which comprise or are convertible into more than fifty percent (50%) of the outstanding Company Shares on a Fully Diluted and a Consolidated Share basis.

“Charter” means the Bye-laws and Memorandum of Association of the Company, as the same may be amended or restated from time to time, copies of which are attached hereto as Exhibit A and Exhibit B, respectively.

“Common Shares” means the ordinary shares of the Company and any capital stock of the Company into which Common Shares may hereafter be converted, changed, reclassified or exchanged.

“Company Designee” means the Company or any of the Company’s Affiliates.

“Corporate Opportunity” means a business opportunity which is, from its nature, in the line or lines of the Company’s existing or prospective business, unless there is a reasonable basis to conclude that the Company is not able to undertake, or has no interest in undertaking, such opportunity.

“Director” means a director or other member of the Board who has full rights to participate in proceedings and to vote on all matters to come before the Board.

“Effective Date” means December 30, 2004.

“Eligible Recipients” has the meaning set forth in the WB Master Services Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Transfer” means a Transfer of Common Shares pursuant to (i) a registered public offering under the Securities Act, (ii) any sale in a broker’s transaction, as defined in subsection (f) of Rule 144 under the Securities Act, or (iii) after or in connection with the Qualified Initial Public Offering, a purchase agreement with a placement agent or group of placement agents covering the Common Shares that contemplates the immediate resale of such securities by such placement agent pursuant to the resale exemption provided by Rule 144A under the Securities Act or to “off-shore purchasers” in a Transfer permitted by Regulation S under the Securities Act.

“Fair Market Value” means the price of such Common Shares that would be paid in an arm’s-length transaction to a willing seller under no compulsion to sell, by a willing buyer under no compulsion to buy.

“Fully Diluted” means all outstanding Common Shares and all securities issuable in respect of all Common Shares, on an as-converted or as-exercised basis.

“GAAP” means United States generally accepted accounting principles, in effect from time to time.

“GE Master Services Agreement” means the Master Services Agreement, dated as of December 30, 2004, by and between GE Parent and Genpact International, as amended or renewed from time to time.

“GE Parent” means General Electric Company, a New York corporation.

“GMI” means Genpact Management Investors, LLC, a Delaware limited liability company.

“GICo Designee” means any of (i) the Company, (ii) GICo’s Affiliates and (iii) so long as GAP or OH is an Affiliate of GICo, such Person’s limited partners, capital partners or managed accounts.

“Governmental Authority” means any domestic or foreign federal, state or local government, governmental authority, department, commission, board, bureau, agency, court, instrumentality, or judicial or regulatory body or entity.

“Guarantor” means Wachovia Corporation, a North Carolina corporation.

“Indebtedness” of any Person means, without duplication and on a consolidated basis, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or letters of credit, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except for trade accounts payable and other accrued current liabilities arising in the ordinary course of business (other than working capital loans, letters of credit and the current portion of long-term debt), (iv) all indebtedness represented by obligations of such Person under a lease that is required to be capitalized for financial reporting purposes by such Person, (v) all obligations, contingent or otherwise, of such Person under or relating to acceptance, letter of credit or similar facilities, (vi) all obligations, contingent or otherwise, of such Person to guarantee any Indebtedness of any other Person, (vii) all obligations under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices, other than foreign currency hedges in the ordinary course of business, and (viii) all Indebtedness of the types referred to in clauses (i) through (vii) above of any other Person secured by any Lien on property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided, however, that that amount of the Indebtedness under this clause (viii) shall not exceed for the purposes of this Agreement the book value of the property so pledged or encumbered.

“Independent Director” means a director who is, as of the date of such director’s appointment and as of any other date on which the determination is being made, an NYSE Independent Director and an SEC Independent Director and who qualifies as independent under any applicable requirements of the laws of Bermuda (or the laws of the Company’s jurisdiction of incorporation, if other than Bermuda).

“NYSE Independent Director” means a director who qualifies, as of the date of such director’s appointment to the Board and as of any other date on which the determination is being made, as an “Independent Director” under the listing requirements of the New York Stock Exchange, as amended from time to time, as determined by the Board of Directors without the vote of such person.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, voting restriction (statutory or other), lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

“Liquidity Requirements” means, with respect to any Marketable Securities of any Person received by GE or GICo, that the Marketable Securities received (i) represent less than ten percent (10%) of the overall market capitalization of such Person, (ii) represent less than fifteen percent (15%) of the outstanding securities of such Person registered to trade on such exchange or system, (iii) represent less than sixteen (16) times the average daily trading volume of such Person for the thirty (30) trading days immediately preceding determination and (iv) either (A) could be sold immediately under the volume limitations of Rule 144(e) and other requirements thereunder or (B) are entitled to the benefits of either (x) a shelf registration at the time received by such Shareholder or Shareholders until all such securities are sold by such Shareholder or Shareholder or (y) registration rights at least as favorable as any Shareholder’s rights in Article IV hereof (provided that such rights shall be immediately exercisable following receipt of such Marketable Securities).

“Lock Up Waiver” shall mean that the representative or representatives of the underwriters for the Qualified Initial Public Offering shall have delivered a written notice to the Company and the Shareholders making a Demand Request that the underwriters waive any objection to the making of such

Demand Request and the compliance by the Company with its obligations under Article IV in response to such Demand Request.

“Market Price” of any security shall mean the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of each day or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., in New York City or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case, averaged over a period of thirty (30) days consisting of the day as of which “Market Price” is being determined and the twenty-nine (29) consecutive trading days prior to such day.

“Marketable Securities” means any securities of a Person that are listed on an established national securities exchange, quoted on NASDAQ, or listed or quoted on a comparable established exchange or quotation system in any country not subject to foreign exchange controls.

“MSA Termination” means, if the WB Master Professional Services Agreement is terminated by (i) MacroWorld, for any reason other than a bona fide termination pursuant to Section 25.1(a), Section 25.5 or Section 25.7 of the Master Professional Services Agreement, or (ii) Genpact International pursuant to Section 25 of the WB Master Professional Services Agreement, the last day Genpact International is providing Services to MacroWorld (and the other Eligible Recipients) under the WB Master Professional Services Agreement (other than Termination Assistance Services) (as each term is defined in the WB Master Professional Services Agreement).

“Nominating Committee” means the nominating and governance committee of the Company and any replacement thereof.

“NYSE” means the New York Stock Exchange.

“Ownership Percentage” means, in respect of any Shareholder, the quotient obtained by dividing the aggregate number of issued and outstanding Common Shares held by such Shareholder and its Permitted Transferees, calculated on a Fully Diluted basis, by the aggregate number of issued and outstanding Common Shares held by all Shareholders, calculated on a Fully Diluted basis.

“Permitted Transferee” means, in the case of any Shareholder, any entity that is an Affiliate of such Shareholder; provided, however, in the case of a Transfer for value by GE or WB, a Permitted Transferee shall be limited to Affiliates that are (directly or indirectly through one or more Persons) wholly-owned by GE

Parent and Guarantor, respectively; provided, further, that, for the avoidance of doubt, WB shall not be deemed to be a Permitted Transferee of GE.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a Governmental Authority.

“Qualified Initial Public Offering” means the Company’s underwritten public offering of Common Shares pursuant to the registration statement on Form S-1 (file number 333-142875) under the Securities Act and the underwriting agreement dated as of the date hereof between the Company, the underwriters named therein, for which Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and JPMorgan Securities Inc. are acting as representatives, and the selling shareholders named therein. The date of the Qualified Initial Public Offering shall be the date of the final prospectus for such offering.

“Reorganization Agreement” means the Reorganization Agreement dated as of July 13, 2007 by and among the Company, GGL, GGH and the shareholders listed on the signature pages thereto of GGH

“Registrable Securities” means, at any time, any and all Common Shares held by a Shareholder or issued or issuable upon conversion or exercise of any other Common Shares held by any Shareholder until (i) a registration statement covering such Common Shares has been declared effective by the SEC and such Common Shares have been disposed of pursuant to such effective registration statement, (ii) such Common Shares are sold pursuant to Rule 144 (or any successor or similar provision then in force) under the Securities Act, (iii) the entire amount of such Common Shares owned by a Shareholder may be sold in a single sale, in the opinion of counsel satisfactory to the Company and the Shareholder, without any limitation as to volume under Rule 144 (or any successor or similar provision then in force) under the Securities Act, or (iv) such Common Shares are otherwise Transferred, the Company has delivered a new certificate or other evidence of ownership for such Common Shares not bearing any applicable required legend, and such Common Shares may be resold without subsequent registration under the Securities Act.

“SEC” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“SEC Independent Director” means a director who qualifies, as of the date of such director’s appointment to the Board and as of any other date on which the determination is being made, as an “Independent Director” under Rule 10(A)-3 under the Exchange Act as well as any other requirement of the U.S. securities laws which is then applicable to the Company, as determined by the Board of Directors without the vote of such person.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of November 7, 2004, as amended, by and among GICo, GE and certain of its Affiliates.

“Share Exchange” means the exchange by the shareholders of GGH (other than GGL) of their shares of GGH for Common Shares and the exchange by the shareholders of GGL of their shares of GGL for Common Shares of the Company in accordance with the Reorganization Agreement.

“Share Exchange Date” means the date the Share Exchange is consummated.

“Shareholder” means each Person (other than the Company) who, at any relevant determination date, shall be a party to or bound by this Agreement and holds Common Shares.

“Specified Shareholder” means GECM, GICo and any of their Affiliates, provided, that such Shareholder and its Affiliates, acting together, have the ability to designate not less than one Director to the Board pursuant to Article II hereof.

“Subsidiary” means, with respect to any specified Person, any other Person in which such specified Person, directly or indirectly through one or more Affiliates or otherwise, beneficially owns at least fifty percent (50%) of either the ownership interest (determined by equity or economic interests) in, or the voting control of, such other Person.

“Transfer” means, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer, whether directly or indirectly or through hedging or similar derivative transactions, or agree or commit to do any of the foregoing (whether by operation of law or otherwise and whether for lawful consideration or no consideration) and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer or hedging or similar derivative transaction or any agreement or commitment to do any of the foregoing.

“Violation” means losses, claims, damages, or liabilities (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following:  (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading

“WB MSA Expiration Date” means November 30, 2012.

“WB Share Amount” shall mean the number of Common Shares held by WB as of the date hereof.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
Appraised Valuation	SECTION 3.06(c)(ii)
Arbitrator Appraiser	SECTION 3.06(c)(ii)
Company	Preamble
Compliant Transfer	SECTION 3.03
Confidential Information	SECTION 5.01(a)
Confidentiality Affiliates	SECTION 5.01(a)
Co-Sale Outside Date	SECTION 3.05(c)
Co-Sale Period	SECTION 3.05(b)
Co-Sale Securities	SECTION 3.05(a)
Demand Registration	SECTION 4.01(a)
Demand Request	SECTION 4.01(a)
Demand Shareholder	SECTION 4.01(a)
FMV Date	SECTION 3.06(c)(i)
FMV Notices	SECTION 3.06(c)(i)
GAP	Preamble
GAP Bermuda	Preamble
GAPCO	Preamble
GAPCO III	Preamble
GAPCO IV	Preamble
GapStar	Preamble
GAP-W	Preamble
GE	Preamble
GECIM	Preamble
GECM	Preamble
Genpact Appraiser	SECTION 3.06(c)(i)
GICo	Preamble
GGH	Preamble
GGL	Preamble
GICo Sale	SECTION 3.05(a)
Incidental Registration	SECTION 4.02
Initial Fifteen Months	SECTION 4.01(d)
NASD	SECTION 4.05
Observer	SECTION 2.01(i)

Term	Section

Offered Securities	SECTION 3.04(a)
Offering Notice	SECTION 3.04(a)
OH	Preamble
OH Bermuda	Preamble
OH Cayman 1	Preamble
OH Cayman 2	Preamble
OH Management	Preamble
OHCP2	Preamble
Option Period	SECTION 3.04(b)
Outside Date	SECTION 3.04(c)
Participating Co-Seller	SECTION 3.05(f)
Proposed Transferor	SECTION 3.04(a)
Purchaser Notice	SECTION 3.05(a)
Registration Expenses	SECTION 4.05
Reoffer Notice	SECTION 3.04(c)
Rights Holder	SECTION 3.04(a)
second Demand Request	SECTION 4.01(d)
Termination Call Notice	SECTION 3.06(a)
third Demand Request	SECTION 4.01(d)
Third Party Purchaser	SECTION 3.05(a)
Valid Business Reason	SECTION 4.01(e)
WB	Preamble
WB Appraiser	SECTION 3.06(c)(i)

(c)           Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time. When calculating the period before which, within which or after which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to “$” or “dollars” means United States dollars.

Share Numbers and Ownership Amounts or Percentages. All references in this Agreement to share numbers or amounts shall be appropriately adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to such shares occurring after the date hereof. For purposes of any calculation of share ownership amounts or percentages prior to the Share Exchange Date, such calculation shall be made by multiplying the common shares of GGH owned by such person or persons (on a fully-diluted basis) at such time by the Share Exchange Ratio.

Consents, Approvals or Notices. Any consent, approval or notice that may be given, delivered or provided or is otherwise required to be given, delivered or provided under this Agreement, whether or not in the exercise of rights under this Agreement, shall be required to be given, delivered or provided in writing in accordance with the provisions of Section 6.02.

Annexes, Exhibits and Schedules. The Annexes, Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. All references herein to “including” and words of similar import shall be deemed to mean “including without limitation,” or words of similar import.

ARTICLE II

CORPORATE GOVERNANCE

SECTION 2.01.      Composition of the Board.

(a)           As of the date of the consummation of the Qualified Initial Public Offering, the Board of the Company shall consist of thirteen (13) Directors.

(i)            Subject to the other provisions of this Article II, GICO shall have the right to designate four (4) persons for nomination by the Nominating Committee as Directors to the Board, provided that at least two (2) of such persons shall at all times be NYSE Independent Directors. At the date hereof such persons shall be as identified on Exhibit C as GICO Directors.

(ii)           Subject to the other provisions of this Article II, GE shall have the right to designate two (2) persons for nomination by the Nominating Committee as Directors to the Board. At the date hereof such persons shall be as identified on Exhibit C as GE Directors.

(iii)          As of the date hereof, the Chief Executive Officer shall be a Director.

(iv)          As of the date hereof, the remaining Directors shall be as identified on Exhibit C as Other Directors, and thereafter shall be such persons as determined by the Nominating Committee, provided that (x) for so long as the Company is listed on the NYSE, at least a majority (or such greater number as then required by the listing standards of the NYSE) of all Directors shall be NYSE Independent Directors and  (y) not less than that number of Directors as is needed for service on the Audit Committee (or such greater number as then required by applicable law including the rules and regulations of the NYSE and the SEC) shall be SEC Independent Directors.

(v)           The Board may increase or decrease the number of Directors in accordance with Applicable Law and the Charter.

(b)           There shall be a Nominating Committee which shall determine a slate of directors for nomination for election to the Board of Directors at each annual general meeting of the Company at which a class of directors is scheduled to retire and who shall determine nominees to fill any vacancies in accordance with the requirements herein. The Nominating Committee shall nominate those persons designated by the Shareholders in accordance with this Agreement and shall nominate such other persons determined in accordance with this Agreement. The Nominating Committee shall consider any persons suggested for nomination by any other shareholder in accordance with the Company’s corporate governance guidelines and any requirements of Applicable Law or the listing standards of the NYSE. The size and membership of the Nominating Committee shall be determined by the Board and shall, to the extent practicable, be comprised of that number of designees of each of GICO and GE as is proportional to the number of Directors who are designees of each such Shareholder and are on the Board at that time, it being understood that if such proportionate number is less than 1 there shall be no obligation to include, as a member of the Nominating Committee, a Director who is a designee of such Shareholder. The remaining members shall be Directors who are not designees of either such Shareholder.

(c)           At each annual general meeting of the Company where Directors are scheduled to retire in accordance with the Charter, the Shareholders agree to vote their Common Shares in favor of the election of all of the Directors nominated by the Nominating Committee.

(d)           Casual vacancies on the Board (including those resulting from actions pursuant to Section 2.02) shall be filled by a Person designated by the Board who shall serve only until the next annual general meeting whereupon the Shareholders shall vote for that Director in accordance with Section 2.01(b).

(e)           Subsequent to the date hereof, in the event of any changes in the Ownership Percentage of GICo or GE, each of GICo and GE shall be entitled to designate to the Nominating Committee the number of GE Directors or GICo Directors, as applicable, which corresponds to its Ownership Percentage pursuant to the following table, provided that, except in the case of GE, at least a majority of such designees of any Shareholder  (or, if the number of such persons shall be two, then one of such persons) shall at all times be NYSE Independent Directors:

Ownership Percentage	Number of Designees

> 90%	6
=> 80% and <= 90%	5
> 30% and < 80%	4
> 20% and <= 30%	2
=> 10% and <= 20%	1
< 10%	0

GICo and GE shall agree to proportionate modifications to the Ownership Percentage chart set forth in this Section 2.01(b) to reflect the number of Directors which each of GICo and GE shall be entitled to designate to the Nominating Committee at various Ownership Percentages after giving effect to all increases to the size of the Board contemplated by Section 2.01(a)(v). A majority of the Board shall at all times have the right to determine whether or not the Chief Executive Officer shall be entitled to be a Director.

(f)            Each Shareholder shall, at any time it is then entitled to vote for the election of Directors to the Board, vote all of its Common Shares or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a special meeting of Shareholders and taking all other actions under Applicable Law) in order to ensure that the composition of the Board complies with this Section 2.01.

(g)           If, at any time, the Ownership Percentage of GICo or GE is reduced (by Transfer, issuance of new Common Shares by the Company or otherwise in compliance with this Agreement), such that the number of Directors that GICo or GE, as the case may be, is entitled to designate pursuant to Section 2.01(e) is reduced by one (1) or more Directors, then GICo or GE, as the case may be, shall promptly cause such number of its then-designated Directors equal to the number by which the number of its designated Directors has been so reduced as aforesaid to resign from the Board. Such vacant Director position(s) shall be filled by the Board in accordance with the Charter and this Agreement. Notwithstanding that GICo or GE is no longer entitled to designate one (1) or more persons to serve as Directors pursuant to Section 2.01(e), nothing herein shall preclude an Affiliate, director, officer, partner, associate or employee of GICo or GE from serving on the Board if such person is elected by the shareholders of the Company in accordance with this Section 2.01(g).

(h)           To the extent that GICo or GE is entitled to designate at least one (1) Director pursuant to Section 2.01(e), the Company and the Shareholders shall cause the Board to cause the compensation committee, audit committee, Nominating committee and any other committee of the Board, if any, to include at least one (1) designee of GICo and/or GE, as applicable, but only if  in the case of the audit committee, such designee is an Independent Director and (y) in the case of the compensation committee and the Nominating Committee, such designee is an NYSE Independent Director and an SEC Independent Director if the same is then required by the listing standards of the NYSE and SEC Rules, as the case may be. The Board shall not create an executive committee without the consent of GICo and GE, other than any special committee of Independent Directors established by the Board for a specific purpose. This right to appoint Persons to the committees of the Company shall, at all times be subject to such designees satisfying any other requirements of Applicable Law and the NYSE Listing Standards. If any such requirement is applicable to less than all (but not all) the members of such committee, such requirement shall nevertheless be satisfied by each such designee unless compliance therewith is waived by agreement of GICO and GE.

(i)            If at any time GE does not have the right to designate at least one (1) Director to the Board and until the date when GE’s Ownership Percentage first constitutes less than seven and one-half percent (7.5%), the Company shall invite a representative identified by GE (the “Observer”), to attend and participate in all regular meetings of its Board and committees thereof; provided, however, that any such Observer shall not have the right to vote on any matter and no such Observer shall be deemed a member of the Board of the Company (or any committee thereof) for any purpose. The Company shall give such Observer (solely in its capacity as an Observer) copies of all notices, minutes, consents and other materials that it provides to its Directors at the same time and in the same manner as provided to such Directors; provided, further, that the Observer shall agree to hold in confidence confidential information regarding such Company and its Subsidiaries which comes into his or her possession to the same extent as if he or she were a Director. Notwithstanding the foregoing, an Observer may be excluded from any meetings and shall not be entitled to receive Board materials or a summary of the minutes of such meeting if the matters under discussion involve any conflict of interest on the part of the Observer or if, in the reasonable opinion of counsel to a Company, such actions are reasonably required to protect any attorney-client privilege or any other available privilege.

(j)            The Board shall hold regular meetings at least on a quarterly basis (which may be by means of video or telephonic conference call) unless otherwise approved by two-thirds of the members of the Board thereof, including at least one (1) GICo Director and one (1) GE Director (if a GICo Director or GE Director, as applicable, is then appointed to the Board). Subject to the Charter and Applicable Law, at any meeting of the Board, any GICo Director or any GE Director may designate any other GICo Director or GE Director, as the case may be, to serve as his proxy to cast his vote on any and all matters that may properly come before the Board at any such meeting.

(k)           The Company shall reimburse each of the Directors for all reasonable out-of-pocket expenses incurred in attending meetings of the Board and meetings of committees of the Board.

SECTION 2.02.      Removal. A Shareholder shall cause any designee named by it as a Director to resign from the Board, or from service on any committee, and shall vote its Common Shares in favor of removal of a Director, if at any time such Director does not satisfy any applicable requirements pursuant to NYSE Listing Standards or applicable law for service on the Board or a committee. No Shareholder shall, at any time it is then entitled to vote for the removal of Directors from the Board, vote any of its Common Shares in favor of the removal of any Director who shall have been designated by GICo or GE pursuant to Section 2.01, unless (x) the designating party shall have consented to such removal in writing or (y) such removal is for cause (which shall include that such person does not satisfy the requirements for service set forth herein); provided, however, that if GICo or GE shall request in writing the removal, with or without cause, of any such Director so designated by it, such Shareholder shall vote all its Common Shares that are entitled to vote in favor of such removal.

SECTION 2.03.      Waiver of Applicable Law; Qualified Initial Public Offering.

(a)           Notwithstanding anything to the contrary in this Agreement or under Applicable Law, each Shareholder hereby irrevocably waives any rights such Shareholder has under Applicable Law and the Charter of the Company which conflict with or augment in any respect the relative rights and obligations granted to the Shareholders under this Agreement and agree that the provisions of this Agreement shall govern the rights and obligations of the parties with respect to the matters set forth herein. To the extent the provisions of Applicable Law or the Charter of the Company provide any Shareholder with any supermajority or class voting rights or approvals that are in addition to or differ from the consent rights set forth in this Agreement, each Shareholder agrees to attend any properly called meeting of Shareholders and vote its Common Shares and/or execute any agreements, consents or other documents reasonably required in order to authorize, ratify or approve any matter that is otherwise approved by holders of a majority of the Common Shares entitled to vote on any such matter. Each Shareholder shall promptly vote or shall cause to be voted all of its Common Shares that are entitled to vote or promptly execute proxies or written consents, as the case may be, in favor of any matter that requires a unanimous shareholder vote under Applicable Law and that has been otherwise approved by holders of a majority of the Common Shares entitled to vote on any such matter, and the Shareholders will not exercise any dissent rights which they may have in connection therewith.

ARTICLE III

TRANSFERS OF COMPANY EQUITY SECURITIES

SECTION 3.01.      Restriction on Transfers of Shares.

(a)           Without the consent of GE, GICo, GAP, OH and their Affiliates and Permitted Transferees shall not, and shall cause their respective Affiliates not to, either directly or indirectly, Transfer any Common Shares (whether in one transaction or a series of transactions), if such Transfer would result in a Change of Control, unless such Transfer results in the sale of Common Shares (whether by GE’s exercise of its right of co-sale or otherwise) in an arms-length transaction satisfying the terms of clause (i) or clause (ii) hereof.

(i)            A Transfer that would result in a Change of Control will satisfy the requirements of this Section 3.01(a) if (A) no more than twenty percent (20%) of the then outstanding Common Shares owned by Shareholders other than GE and no more than ten percent (10%) of the then outstanding Common Shares owned by GE are exchanged for, or remain outstanding in, the surviving or continuing Person resulting from such Change of Control, and (B) all of the remaining Common Shares owned by any Shareholder are sold for cash; or

(ii)           All then outstanding Common Shares owned by the Shareholders are sold for cash, Marketable Securities satisfying the Liquidity Requirements or both.

Any attempt to Transfer any Common Shares or any rights thereunder in violation of this Section 3.01(a) shall be null and void ab initio and the Company shall not register any such Transfer.

(b)           Notwithstanding anything to the contrary in this Agreement, none of GE or its Permitted Transferees shall, without the prior written consent of GICo, be entitled to Transfer any Common Shares, unless the following conditions are met:

(i)            If the Transfer is to occur prior to the fifth anniversary of the Effective Date, GE does not then own, or such Transfer would not cause GE to own, less than 26,745,000 Common Shares.

Notwithstanding the foregoing, to the extent that GICo and its Permitted Transferees at any time and from time to time while the restrictions in clause (i) are in effect own less than 40,117,500 Common Shares (determined on a Fully Diluted basis), GE shall be permitted to Transfer any number of Common Shares so long as its remaining Ownership Percentage is equal to or greater than the same proportion of its Ownership Percentage as of the Effective Date as the Ownership Percentage of GICo at such time represents as a proportion of its Ownership Percentage as of the Effective Date (with such amounts as of the Effective Date calculated in accordance with Section 1.01(c)).

SECTION 3.02.      Permitted Transfers.

(a)           Notwithstanding anything in this Agreement to the contrary, but subject to Sections 3.02(b), 3.02(c) and 3.03, any Shareholder may Transfer any Common Shares to a Permitted Transferee at any time; provided, however, that if such Transfer is to be made by GICo to a Permitted Transferee for value, such Transfer shall be subject to Section 3.05. In addition, subject to Sections 3.01, 3.02 and 3.04, any Shareholder may make an Exempt Transfer.

(b)           Notwithstanding anything in this Agreement to the contrary, until the fifth anniversary of the Effective Date, GICo, GAP and OH shall be prohibited from Transferring (by liquidation or otherwise) any Common Shares to any general partner, limited partner, shareholder, member or other equity holder of GAP or OH without GE’s prior written consent, unless such Transfer is a sale for value and on arms-length terms that would be subject to Section 3.05; provided, however, that nothing in this Article III shall prohibit a Transfer of any Common Shares by way of a distribution from GICo to GMI in accordance with the transactions contemplated by the Reorganization Agreement.

(c)           Each Shareholder shall use reasonable efforts to provide the Company written notice of its intent to Transfer any Common Shares to a Permitted Transferee pursuant to this Section 3.02 at least thirty (30) days prior to such Transfer.

SECTION 3.03.      Transfers in Compliance with Law; Addition or Substitution of Transferee. Notwithstanding anything in this Agreement to the contrary, any Transfer (other than an Exempt Transfer) of Common Shares by any Shareholder to any Person who is not a party to this Agreement shall be subject to the following: (i) the proposed transferee shall agree in writing to be bound by the terms and conditions of this Agreement (which shall include each of the obligations related to the rights which are transferred to such transferee) by executing a Joinder Agreement substantially in the form of Exhibit D hereto, (ii) the Transfer shall comply in all respects with the applicable provisions of this Agreement and (iii) the Transfer shall comply in all respects with applicable federal and state securities laws, including, without limitation, the Securities Act and Applicable Law (any Transfer complying with this Section 3.03, a “Compliant Transfer”). Upon becoming a party to this Agreement, the transferee shall, subject to Section 6.01, be substituted for or share, and shall enjoy the same rights and be subject to the same obligations as, the transferring Shareholder hereunder with respect to the Common Shares and the rights and obligations transferred pursuant to such Compliant Transfer.

SECTION 3.04.      Right of First Refusal.

(a)           If, (i) prior to the fifth anniversary of the Effective Date, in the case of GE, or (ii) after the WB MSA Expiration Date, in the case of WB (GE or WB, as applicable, the “Proposed Transferor”), the Proposed Transferor desires to Transfer all or any portion of its Common Shares (the “Offered Securities”) to any Person (x) other than to a Permitted Transferee or (y) other than pursuant to clauses (i) or (ii) of the definition of Exempt Transfer, then, if GE is the Proposed Transferor, GE shall first offer such Offered Securities to GICo and, if WB is the Proposed Transferor, WB shall offer such Offered Securities to the Company (GICo, with respect to Transfers by GE, and the Company, with respect to Transfers by WB, are each referred to in this Section 3.04 as a “Rights Holder”), by promptly providing written notice (the “Offering Notice”) to the Rights Holder indicating (A) the number of Offered Securities proposed to be Transferred and (B) the proposed purchase price per Common Share and the other material terms and conditions of the proposed Transfer; provided, however, that (x) each Proposed Transferor shall only be entitled to deliver an Offering Notice (and one (1) additional Offering Notice which constitutes a Reoffer Notice as provided in Section 3.04(c)) once in any consecutive twelve (12) month period (measured from the date of the initial Offering Notice) and (y) a Proposed Transferor shall not be entitled to deliver an Offering Notice at any time when another Offering Notice or Reoffer Notice provided by such Proposed Transferor is outstanding.

(b)           The Rights Holder (and/or one (1) or more GICo Designees or Company Designees, as applicable) may elect to exercise the Rights Holder’s rights pursuant to this Section 3.04 by delivering written notice to the Proposed Transferor within thirty (30) days after its receipt of the Offering Notice (“Option Period”). Notwithstanding anything to the contrary contained in this Section 3.04, the Rights Holder (and/or one (1) or more GICo Designees or

Company Designees, as applicable) may only elect to purchase all, but not less than all, of the Offered Securities pursuant to this Section 3.04. The failure of the Rights Holder to respond to the Proposed Transferor within the Option Period shall be deemed to be a waiver of the Rights Holder’s rights under this Section 3.04.

(c)           If the Rights Holder (and/or one (1) or more GICo Designees or Company Designees, as applicable) does not elect to purchase all, but not less than all, of the Offered Securities, then the Proposed Transferor may sell all, but not less than all, of the Offered Securities to any Person on terms and conditions not more favorable, in the aggregate, to the transferee than those set forth in the Offering Notice, and in any event at the same price set forth in the Offering Notice (except that the Proposed Transferor may sell the Offered Securities for a higher price or on other terms more favorable to the Proposed Transferor); provided, however, that such sale (A) is bona fide, (B) is made solely for cash consideration or Marketable Securities that satisfy the Liquidity Requirements, or both and does not involve any other consideration, agreements, arrangements or understandings between or among the Proposed Transferor or its Affiliates and any proposed transferee or its Affiliates with respect to the GE Master Services Agreement (if GE is the Proposed Transferor), the WB Master Professional Services Agreement (if WB is the Proposed Transferor) or otherwise and (C) is completed within one hundred and eighty (180) days after the expiration of the Option Period or such earlier date upon which the Rights Holder shall have delivered written notice that it does not intend to exercise its right to purchase the Offered Securities (the “Outside Date”). Any Marketable Securities issued as consideration for the Offered Securities shall be deemed, for purposes of this Section 3.04, to have a value equal to the Market Price of such Marketable Securities. If such sale is not consummated on or prior to the Outside Date for any reason, then the restrictions provided for in this Section 3.04 shall again become effective and no Transfer of such Offered Securities may be made thereafter by such Proposed Transferor without again offering the same to the Rights Holder in accordance with this Section 3.04; provided, however, that, in the event that, prior to the Outside Date with respect to any Offering Notice, such Proposed Transferor issues a separate Offering Notice (“Reoffer Notice”) with respect to the same Offered Securities on terms and conditions that are more favorable, in the aggregate, to a proposed purchaser than those set forth in the original Offering Notice, then the Option Period for such Reoffer Notice shall be thirty (30) days after the Rights Holder’s receipt of such new Reoffer Notice and the Outside Date shall be extended an additional thirty (30) days.

(d)           Any Transferee of WB, and the Common Shares such Transferee of WB acquires, pursuant to this Section 3.04 shall remain subject to the Company’s rights with respect to such Common Shares under Section 3.10 and WB hereby agrees that it in furtherance and not in limitation of Section 3.03(i) it shall be a condition to closing of any such Transfer that such Transferee agrees to be bound by the provisions of Section 3.10. For the avoidance of doubt, the Termination Call Notice may only be delivered within ninety (90) days after the MSA Termination.

(e)           After the fifth anniversary of the Effective Date, none of the Common Shares held by GE or its Permitted Transferees will be subject to any restrictions on Transfer contained in this Agreement other than Section 3.03.

(f)            The provisions of this Section 3.04 shall cease to apply to WB upon the fifth anniversary of the Effective Date.

SECTION 3.05.      Right of Co-Sale.

(a)           At any time that GICo proposes to Transfer (“GICo Sale”) any Common Shares (“Co-Sale Securities”) to any Person other than (i) to a Permitted Transferee (unless it is a Transfer to a Permitted Transferee for value, in which case this Section 3.05 shall apply), (ii) pursuant to clauses (i) or (ii) of the definition of Exempt Transfer, or (iii) less than 44,575,000 Common Shares (each, a “Third Party Purchaser”), GICo shall promptly deliver to GE and, if such proposed Transfer would result in a Change of Control, to WB, written notice (“Purchaser Notice”) of such proposed Transfer indicating the identity of the Third Party Purchaser, the proposed purchase price per Common Share, and the other material terms and conditions of the proposed Transfer. Each of GE and, if such proposed Transfer would result in a Change of Control, WB shall have the right to sell to the Third Party Purchaser, as a condition to such sale by GICo, at the price per Common Share and on the same terms and conditions as set forth in the Purchaser Notice, up to that percentage of the Common Shares it collectively holds as equals (x) the total number of Common Shares proposed to be Transferred by GICo divided by (y) the total number of Common Shares owned by GICo. GICo shall issue a new Purchaser Notice if any material term of such proposed Transfer changes.

(b)           GE and WB may elect to participate in such GICo Sale pursuant to this Section 3.05 by delivering written notice to GICo within thirty (30) days after its receipt of the most recent Purchaser Notice (“Co-Sale Period”) indicating the number and type of Common Shares it desires to sell to the Third Party Purchaser. The failure of GE or WB to respond to GICo within the Co-Sale Period shall be deemed to be a waiver of such party’s rights under this Section 3.05.

(c)           If GE and WB do not elect to participate in the GICo Sale, then GICo may, subject to Section 3.03, sell the Co-Sale Securities to the Third Party Purchaser(s) at a price per Common Share not greater than, and on terms and conditions not materially more favorable, in the aggregate, to GICo than those set forth in the Purchaser Notice (except that GICo may sell the Co-Sale Securities for a lower price or on other terms less favorable to GICo); provided, however, that such sale (A) is bona fide and made for consideration consisting solely of cash, Marketable Securities or both; provided that the Marketable Securities that would be received satisfy the Liquidity Requirements and (B) is completed within one hundred and eighty (180) days after the expiration of the Co-Sale Period (the “Co-Sale Outside Date”).

(d)           The exercise or non-exercise of GE’s or WB’s rights under this Section 3.05 to participate in one (1) or more GICo Sales shall not affect such party’s rights to participate in subsequent sales by GICo that meet the conditions specified in this Section 3.05.

(e)           At all times prior to entry by GE or WB into a binding agreement with a Third Party Purchaser with respect to a GICo Sale, such party shall be free to withdraw its participation in such sale. None of GICo, GE or WB shall have any liability to the other if any sale proposed to be made pursuant to this Section 3.05 is not consummated.

(f)            In connection with any GICo Sale pursuant to this Article III, GE or WB, if it  participates in such GICo Sale (a “Participating Co-Seller”), shall only be required to make substantially the same representations and warranties, covenants and other agreements as GICo has agreed to make in connection with the proposed Transfer. Each of Participating Co-Seller shall be obligated, in connection with any GICo Sale, to bear its proportionate share of all transaction-related costs, fees and expenses (including the reasonable fees, costs, expenses and disbursements of GICo’s attorney and financial advisors) and to be liable for its proportionate share of all indemnification obligations on a several and not joint basis, in each case, with respect to its pro-rata share of such GICo Sale (based on such Participating Co-Seller’s Common Shares Transferred in relation to the total number of Common Shares Transferred on a Fully Diluted and a Consolidated Share basis); provided, however, that no Participating Co-Seller shall  be obligated in connection with such Transfer to agree to indemnify or hold harmless any Person with respect to an amount in excess of the net proceeds received by it in connection with such Transfer.

SECTION 3.06.      Call Rights.

(a)           MSA Termination. If the MSA Termination occurs prior to the WB MSA Expiration Date, the Company (and/or any Company Designee) may, at its option, by delivery of written notice (the “Termination Call Notice”) to WB within ninety (90) days after the date of the MSA Termination, require WB to sell, and in such case WB shall sell, to the Company (and/or any Company Designee) any or all of WB’s Common Shares upon the terms and conditions set forth in this Section 3.06. If the Company (and/or any Company Designee) fails to deliver the Termination Call Notice within ninety (90) days after the date of the MSA Termination, WB shall retain its Common Shares.

(b)           The purchase price of the Common Shares sold by WB to the Company pursuant to Section 3.06(a) shall be the Market Price determined as of the date specified by the Company for such purposes in the Termination Call Notice (such date being a date not more than 30 days prior to the date of the Termination Call Notice), or if there is no Market Price at such time, the Appraised Valuation.

(c)           In the event that an Appraised Valuation is required, WB and the Company shall comply with the following.

(i)            Within five (5) Business Days following the delivery of the Termination Call Notice, WB and the Company shall, by written notice delivered to the other party, each designate an independent appraiser (the “Genpact Appraiser” and the “WB Appraiser,” respectively), each of whom shall be a nationally recognized investment banking firm. WB shall cause the WB Appraiser and the Company shall cause the Genpact Appraiser to deliver to WB and the Company, not later than thirty (30) days following the delivery of the Termination Call Notice, their respective determinations of the Fair Market Value of the Common Shares proposed to be sold (the “FMV Notices”) as of such thirtieth (30th) date (the “FMV Date”). The fees and expenses of each appraiser shall be borne by the party designating such appraiser.

(ii)           The “Appraised Valuation” shall be expressed on a per share basis based on the Common Shares held by WB that are subject to Section 3.06(a) and shall be the average of the two Fair Market Values set forth in the FMV Notices, unless the higher of the two Fair Market Values is more than 10% above the lower of the two Fair Market Values. In such event, the WB Appraiser and the Genpact Appraiser shall together appoint a third nationally recognized investment banking firm (the “Arbitrator Appraiser”) within five (5) Business Days following the date of the initial FMV Notices. WB and the Company shall cause the Arbitrator Appraiser to, within thirty (30) days of the date of its appointment, deliver to WB and the Company the Arbitrator Appraiser’s determination of the Fair Market Value of the Common Shares proposed to be sold as of the FMV Date, which must be equal to or between the two previously delivered Fair Market Values. The Fair Market Value so determined by the Arbitrator Appraiser shall be deemed to be the Appraised Valuation and shall be binding on WB and the Company. The fees of the Arbitrator Appraiser shall be borne fifty percent (50%) by the Company and fifty percent (50%) by WB.

(d)           Notwithstanding any other provision contained in this Section 3.06, if the Appraised Valuation is determined by the Arbitrator Appraiser and is greater than 105% of the Fair Market Value of the Common Shares determined by the Genpact Appraiser, the Company may revoke the Termination Call Notice, and in such case shall have no obligation to purchase WB’s Common Shares.

(e)           The applicable purchase price as determined above shall be payable in cash at the closing described in Section 3.06(h).

(f)            Each of WB and the Company (and/or any Company Designee) shall take all such further actions as may be necessary to effect any Transfer contemplated by this Section 3.06 in accordance with Applicable Law.

(g)           WB hereby represents and warrants that all of its Common Shares Transferred to the Company (and/or any Company Designee) pursuant to this Section 3.06 will, immediately prior to such Transfer, be owned, beneficially and of record, by WB, free and clear of Liens created by, through or under WB.

(h)           At the closing of the purchase and sale of the Common Shares pursuant to Section 3.06(a), WB shall deliver to the Company (and/or any Company Designee) the number of WB’s Common Shares specified in the Termination Call Notice and the Company (and/or any Company Designee) shall pay an amount of cash by wire transfer of immediately available funds to a bank account specified by WB equal to the Market Price or the Appraised Valuation as determined pursuant to Section 3.06(c), as applicable. The closing of the purchase and sale of the Common Shares pursuant to Section 3.06(a) shall take place at a location designated by the Company on such date and time as may be agreed upon by the parties within the ninety (90) day period following the date of the Termination Call Notice, or such other date as shall be mutually agreed to by the parties; provided, that either party may extend such ninety (90) day period for an amount of time as is reasonably necessary to comply with any requirements of Applicable Law.

ARTICLE IV

REGISTRATION RIGHTS

SECTION 4.01.      Demand for Registration.

(a)           If the Company shall receive at any time after the date which is one hundred eighty (180) days after the date of the Company’s Qualified Initial Public Offering (or one hundred fifty (150) days after such date if a Lock Up Waiver has been received), a written request (a “Demand Request”) from GE or GICo or a group consisting of GE and GICo (GE or GICo, or a group consisting of GE and GICo, making any such written request, the “Demand Shareholder”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities with an anticipated aggregate offering price in excess of $50 million (a “Demand Registration”), then the Company shall, subject to Section 4.01(e), and, provided, that the Demand Shareholder (or each of GE and GICo, if acting as a group for such purpose), as the case may be, at the time of delivery of the Demand Request, holds not less than 5% of the outstanding Common Shares of the Company:

(i)            as soon as practicable, and in any event within sixty (60) days of the receipt of such Demand Request, file a registration statement under the Securities Act covering all Registrable Securities which the Demand Shareholder requests to be registered, subject to Section 4.03; and

(ii)           use its reasonable best efforts to cause such registration statement to be declared effective by the SEC as soon as practicable.

(b)           If the Demand Shareholder intends to distribute the Registrable Securities covered by the Demand Request by means of an underwriting, the Demand Shareholder shall so advise the Company as a part of the Demand Request made pursuant to Section 4.01(a). The underwriter for such Demand Registration will be a nationally recognized investment bank selected by the Company with the approval of GE and GICo (which approval shall not be unreasonably withheld, delayed or conditioned) and the terms of such Demand Registration shall be subject to Section 4.03. Within ten (10) days after the receipt of a request for a Demand Registration from the Demand Shareholder, the Company shall (i) give written notice thereof to each other Shareholder (other than the Demand Shareholder which has requested a registration under Section 4.01(a)) and (ii) subject to Section 4.04, include in such Demand Registration all of the Registrable Securities held by such Shareholders from whom the Company has received a written request for inclusion therein within twenty (20) days of the receipt by such Shareholders of such written notice referred to in clause (i) above. Each such request by such Shareholders shall specify the number of Registrable Securities proposed to be registered. The failure of any Shareholder to respond within such twenty (20) day period referred to in clause (ii) above shall be deemed to be a waiver of such Shareholder’s rights under this Article IV with respect to such Demand Registration. Any Shareholder may waive its rights under this Article IV prior to the expiration of such twenty (20) day period by giving written notice to the Company, with a copy to the Demand Shareholder.

(c)           Subject to Section 4.01(d), the Company shall not be obligated to effect any Demand Request pursuant to this Section 4.01 if Registrable Securities shall have been sold pursuant to a  Demand Registration (or a Demand Registration shall have become effective) in the twelve (12) month period prior to the receipt of such Demand Request; provided, however, that if the effective date of any such subsequent Demand Registration is reasonably likely to occur outside of such twelve (12) month period, the Company’s obligations hereunder to prepare a registration statement shall continue, but the Company shall not in any event become obligated to cause such registration statement to be declared effective prior to the expiration of such twelve (12) month period.

(d)           If, within the 15 month period that commences one hundred and eighty (180) days after the date of the Qualified Initial Public Offering (or one hundred fifty (150) days after such date if a Lock Up Waiver has been received) (such period the “Initial Fifteen Months”), a Demand Registration shall have become effective and the Company receives a Demand Request (the “second Demand Request”) for a second Demand Registration during the Initial Fifteen Months, the Company shall prepare and file a registration statement for the relevant Registrable Securities for such second Demand Registration and the provisions of this Article IV shall apply except that (i) the Company shall use its reasonable best efforts to file such registration statement within forty five (45) days of such Demand

Request and (ii) all out of pocket fees, costs and expenses that would be payable by the Company in accordance with Section 4.05 (but excluding internal expenses referred to therein) shall not be payable by the Company and shall be payable by Shareholders including Registrable Securities in such registration statement pro rata in accordance with their respective amounts of Registrable Securities so included even if such second Demand Request could have been made pursuant to Section 4.01(c). If such a second Demand Request is made within the Initial Fifteen Months and the Company subsequently receives a Demand Request (the “third Demand Request”) on a date which is less than twelve months following the date of such sale of Registrable Securities, the Company shall be obligated to effect such third Demand Request  even if it would not be so obligated pursuant to Section 4.01(c); provided, that, such third Demand Request is received not less than four months following the date on which the sale of all of the Common Shares pursuant to the Registration Statement for such second Demand Request was completed (or, if earlier, the date such Registration Statement for such second Demand Request is withdrawn, abandoned or otherwise ceases to be effective). The provisions of the first sentence of this Section 4.01(d) shall apply to any such third Demand Request.

(e)           If the Board, in its good faith judgment, determines that any registration of Registrable Securities should not be made or continued because it would or would be reasonably likely to materially interfere with any material financing, acquisition, corporate reorganization or merger or other material transaction or negotiation involving the Company or otherwise require premature disclosure of information, including financial information, that would be materially disadvantageous to the Company (a “Valid Business Reason”), the Company may postpone filing a registration statement relating to a Demand Registration until such Valid Business Reason no longer exists, but in no event for more than an aggregate of ninety (90) days in any twelve (12) month period and in case a registration statement has been filed relating to a Demand Registration, the Company, upon the approval of a majority of the Board, may cause such registration statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing such registration statement; provided, however, that, in the event of such withdrawal or termination, the Company shall pay all reasonable out-of-pocket costs and expenses of the Demand Shareholder whether or not such costs and expenses are covered by Section 4.05. If a registration statement shall be effective at the time the Company postpones, withdraws or terminates it, the Demand Shareholder shall immediately cease to use any prospectus contained therein upon receipt of notice from the Company. The Company shall give written notice of its determination to postpone or withdraw a registration statement and, if the Valid Business Reason for such postponement or withdrawal no longer exists, of such fact, in each case, promptly after the occurrence thereof. Notwithstanding anything to the contrary contained herein, the Company may not postpone or withdraw a filing under this Section 4.01(e) more than once in any twelve (12) month period, except that, if the Company is otherwise obligated to prepare and file a registration statement more than once during any twelve (12) month period referred to in Section 4.01(d), the Company may, postpone or withdraw a filing a second time within such twelve (12) month period; provided, however, that the aggregate number of days that the Company may postpone a filing shall not exceed ninety (90) days in such twelve (12) month period.

SECTION 4.02.      Other Registration. Each time the Company proposes to register on its own behalf any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, a registration in which the only Common Shares being registered is Common Shares issuable upon conversion of debt securities which are also being registered, or a Registration Statement on Form S-4 or other Registration Statement filed in connection with any acquisition by the Company or any of its Subsidiaries), the Company shall, at such time, promptly deliver to each Shareholder written notice of such registration (which notice shall not be given less than thirty (30) days prior to the effective date of the Company’s registration statement). Upon the written request of any Shareholder given within twenty (20) days after receipt of such notice by such Shareholder indicating the number of shares of Registrable Securities desired to be registered, the Company shall, subject to the provisions of Section 4.03, cause to be registered under the Securities Act all of the Registrable Securities that such Shareholder has requested to be registered (an “Incidental Registration”). Each Shareholder selling securities pursuant to this Section 4.02 shall have the right to withdraw such request for inclusion of Registrable Securities in any registration statement pursuant to this Section 4.02 by delivering written notice of such withdrawal to the Company. In addition, the Company or any selling Shareholder shall have the right to postpone, terminate or withdraw any registration initiated by it under this Section 4.02 prior to the effectiveness of such registration whether or not any Shareholder has elected to include securities in such registration.

SECTION 4.03.      Underwritings; Cut-backs.

(a)           If the Company proposes or is required by a Shareholder to register Registrable Securities pursuant to an underwriting, the Company shall not be required to include any Registrable Securities of any Shareholder in such underwriting unless such Shareholder accepts the terms of the underwriting as agreed upon between the Company and its underwriters; provided, however, that no Shareholder shall be required to make any representations or warranties in connection with any such registration (whether in any underwriting agreement or otherwise) other than representations and warranties as to (i) such Shareholder’s ownership of its Registrable Securities to be Transferred free and clear of all liens, claims, and encumbrances, (ii) such Shareholder’s power and authority to effect such Transfer  (iii) such matters pertaining to such Shareholder’s compliance with securities laws as may be reasonably requested, (iv) the accuracy of any other information provided by such Shareholder for inclusion in any registration statement, which information, with respect to GE, shall be substantially similar to information provided by GE to the underwriters in connection with the Qualified Initial Public Offering as the same may be supplemented or modified in light of changes in applicable law or regulation, the regulations of any securities exchange on which the Common Shares are listed, the requirements of market practice or the particular terms or circumstances of the relevant offering and (v) such Shareholder’s compliance with any prohibition on the use of free writing prospectuses set forth in such underwriting agreement; and provided, further, that the obligation of such Shareholder to indemnify pursuant to any such underwriting arrangement shall be several, not joint and several, and in proportion to the value of securities it is including in such registration; and provided, further, that such liability will be limited to the net amount received by such Shareholder from the sale of its Registrable Securities pursuant to such registration. If the total number of securities, including Registrable Securities, requested by all Persons to be included in any offering exceeds the amount of securities to be sold that the underwriters determine in their reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company determine in their sole discretion will not jeopardize the success of the offering. In the event that the underwriters determine that less than all of the securities requested to be registered can be included in such offering, then the securities that are included in such offering shall be apportioned pro rata among all selling Shareholders based on the number of Registrable Securities owned by each such Shareholder.

SECTION 4.04.      Obligations of the Company. Whenever required under this Article IV to effect the registration of any Registrable Securities, and subject to Section 4.01(e), the Company shall, as expeditiously as reasonably possible:

(a)           prepare and file with the SEC a registration statement with respect to such Registrable Securities on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of such Registrable Securities in accordance with the intended method of distribution thereof, and use its reasonable best efforts to cause such registration statement to become effective, and keep such registration statement effective for a period of up to sixty (60) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such sixty (60) day period shall be extended for a period of time equal to the period the holder refrains from selling any securities included in such registration at the request of an underwriter of Common Shares; and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such sixty (60) day period shall be extended for up to ninety (90) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)           prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c)           before filing a registration statement or prospectus or any amendments or supplements thereto, provide counsel to each of (i) GE, if GE proposes to register Registrable Securities in such registration, and (ii) the remaining Shareholders holding Registrable Securities being registered in such registration (as selected by holders of a majority of the Registrable Securities being registered by Shareholders other than GE) (each a “Holders’ Counsel”) with an adequate and appropriate opportunity to review and comment on such Registration Statement and each prospectus included therein (and each amendment or supplement thereto) to be filed with the SEC, subject to such documents being under the Company’s control, and (y) the Company shall notify each Holders’ Counsel and each seller of Registrable Securities of any stop order issued or threatened by the SEC and take all action required to prevent the entry of such stop order or to remove it if entered;

(d)           furnish to the Shareholders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(e)           use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Shareholders; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(f)            in the event of any underwritten public offering, (i) enter into and perform its obligations under an underwriting agreement, in usual and customary form and (ii) permit each Shareholder eligible to participate in any offering to include its Registrable Securities in such offering on the same terms and conditions as the securities of the Company and each other Person included therein subject to (A) the acceptance by such Shareholder of the terms of such offer as agreed between the Company, such other Shareholders and the Managing Underwriter and (B) Section 4.03;

(g)           so long as the registration statement covers the registration of Registrable Securities with an anticipated aggregate offering price in excess of $100 million, do all things customary or reasonably requested by the managing underwriter to assist and facilitate the sale of Common Shares offered in such registration, including causing its officers and employees to participate in any “road show” and meetings with prospective purchasers;

(h)           cause all such Registrable Securities registered pursuant to this Agreement to be listed on a national securities exchange or trading system and each securities exchange and trading system on which similar securities issued by the Company are then listed;

(i)            provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(j)            use its reasonable best efforts in the event of any underwritten public offering to furnish on the date on which such Registrable Securities are sold to the underwriter, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any and (ii) a “comfort” letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any.

SECTION 4.05.      Expenses. Subject to Section 4.01(d), all expenses incident to the Company’s performance of or compliance with this Article IV including all registration and filing fees; all fees and expenses associated with filings required to be made with the National Association of Securities Dealers, Inc. (“NASD”) (including, if applicable, the fees and expenses of any “qualified independent underwriter” as such term is defined in Schedule E of the By-Laws of the NASD, and of its counsel), as may be required by the rules and regulations of the SEC, any stock exchange or the NASD; fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel to the Company in connection with “blue sky” qualifications of the Registrable Securities); rating agency fees; printing expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with Depository Trust Company and of printing prospectuses); messenger and delivery expenses; the Company’s internal expenses (including without limitation all salaries and expenses of its officers and employees performing legal or accounting duties); the fees and expenses incurred in connection with any listing of the Registrable Securities; fees and expenses of counsel for the Company and its independent certified public accountants (including the expenses of any special audit or “cold comfort” letters required by or incident to such performance); securities acts liability insurance (if the Company elects to obtain such insurance); the fees and expenses of any special experts retained by the Company in connection with such registration; the fees and expenses of other persons retained by the Company; and the reasonable fees and expenses of one (1) counsel to GICo and one (1) counsel to GE (all such expenses being herein called “Registration Expenses”) will be borne by the Company, whether or not any registration statement becomes effective; provided, however, that in no event shall Registration Expenses include any underwriting discounts, commissions, or fees attributable to the sale of the Registrable Securities, which expenses shall be borne by the selling shareholders pro-rata on the basis of the number of shares so registered.

SECTION 4.06.      Indemnification. In the event any Registrable Securities are included in a registration statement under this Article IV:

(a)           To the extent permitted by law, the Company will indemnify and hold harmless each Shareholder, its partners, members, officers, directors, shareholders, legal counsel, accountants, any underwriter (as defined in the Securities Act) and each person, if any, who controls any Shareholder or any underwriter within the meaning of the Securities Act or the Exchange Act, against any Violation and the Company will pay each Shareholder and each underwriter, controlling person or other aforementioned person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 4.07(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any Shareholder, or any such underwriter, controlling person or other aforementioned person.

(b)           To the extent permitted by law, each Shareholder agrees, severally and not jointly, to indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other shareholder selling securities in such registration statement and any controlling person of any such underwriter or other shareholder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, against any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Shareholder, expressly for use in connection with such registration; and such Shareholder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 4.07(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 4.07(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such indemnifying Shareholder, which consent shall not be unreasonably withheld; provided, further, that, in no event shall any indemnity under this Section 4.07(b) exceed the net proceeds received by such indemnifying Shareholder from the offering to which such Violation relates.

(c)           Promptly after receipt by an indemnified party under this Section 4.06 of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 4.07, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.

(d)           In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) a Shareholder or any controlling person of a Shareholder, makes a claim for indemnification pursuant to this Section 4.07 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 4.07 provides for indemnification in such case or (ii) contribution under the Securities Act may be required on the part of a Shareholder or any such controlling person in circumstances for which indemnification is provided under this Section 4.07, then, and in each such case, the Company and such Shareholder will contribute to the aggregate Violation to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements, omissions or violations that resulted in such Violation, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation; provided, further, that in no event shall a

Shareholder’s liability pursuant to this Section 4.07(d), when combined with the amounts paid or payable by such Shareholder pursuant to Section 4.07(b), exceed the proceeds from the offering (net of any underwriting discounts or commissions) received by such Shareholder.

(e)           Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions of such underwriting agreement shall control.

(f)            The obligations of the Company and Shareholders under this Section 4.07 shall survive the completion of any offering of Registrable Securities in a registration statement under this Article IV, and otherwise and shall survive the termination of this Agreement.

SECTION 4.07.      Holdback Agreement. Unless the managing underwriter for any registration or offering otherwise agrees, each of the Company and each Shareholder agrees (and the Company agrees, in connection with any underwritten registration, to use its commercially reasonable efforts to cause its Affiliates to agree) not to effect any public sale or private offer or distribution of any Common Shares during the ten (10) Business Days prior to the effectiveness under the Securities Act of any underwritten registration and during such time period after the effectiveness under the Securities Act of any underwritten registration (not to exceed ninety (90) days in the case of any other public offering) (except, if applicable, as part of such underwritten registration) as the Company and the managing underwriter may agree. Notwithstanding the foregoing, this Section 4.08 shall not apply unless all then executive officers and Directors of the Company and each holder of securities representing 10% or more of the outstanding securities of the Company, enter into similar agreements. Any discretionary waiver or termination of the requirements under the foregoing provisions made by the managing underwriter shall apply to each seller of Registrable Securities on a pro-rata basis in accordance with the number of Registrable Securities held by each seller.

SECTION 4.08.      Reports Under Exchange Act. With a view to making available the benefits of SEC Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit Shareholders to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)           furnish to each Shareholder, so long as such Shareholder owns any Registrable Securities, forthwith upon request  (i) a written statement by the Company as to whether it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or as to whether it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual, quarterly and current reports of the Company under the Exchange Act and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing such Shareholder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

SECTION 4.09.      Limitations on Other Registration Rights. Except for registration rights set forth herein, the Company represents and warrants that it has not granted to any Person the right to request or require the Company to register any securities issued by the Company. The Company shall not enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Shareholders in this Agreement or which materially impairs such rights or grant any additional registration rights to any Person or with respect to any securities which are prior in right. Notwithstanding the foregoing, the Company may grant registration rights which are (i) junior to or (ii) pari passu to and pro rata with the rights of the Shareholders, including, for the avoidance of doubt, the pro rata reduction of GE’s (and each other selling Shareholder’s) rights pursuant to Section 4.04(b) - (f).

SECTION 4.10.      Seller Information. The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish, and such seller shall furnish, to the Company such information regarding the distribution of such securities as the Company may from time to time reasonably request in writing.

SECTION 4.11.      Notice to Discontinue.

(a)           The Company shall use its best efforts to notify each seller of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and the Company shall promptly prepare a supplement or amendment to such prospectus and furnish to each seller of Registrable Securities a reasonable number of copies of such supplement to or an amendment of such prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           Each Shareholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.12(a), such Shareholder shall forthwith discontinue disposition of

Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Shareholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.12(a) and, if so directed by the Company, such Shareholder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Shareholder’s possession, of the prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including, without limitation, the period(s) referred to in Section 4.05(a)) by the number of days during the period from and including the date of the giving of such notice pursuant to Section 4.12(a) to and including the date when sellers of such Registrable Securities under such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by and meeting the requirements of Section 4.12(a).

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

SECTION 5.01.      Confidentiality.

(a)           Each Shareholder, GAP and OH agrees that it shall (and shall cause its Affiliates and its and their officers, directors, employees, legal counsel, agents and representatives (together with the Affiliates, the “Confidentiality Affiliates”) to) (i) hold confidential and not disclose (other than by a Shareholder to its Confidentiality Affiliates having a reasonable need to know in connection with the permitted purposes hereunder), without the prior written consent of the Company, all confidential or proprietary written, recorded or oral information or data (including research, developmental, technical, marketing, sales, financial, operating, performance, cost, business and process information or data, know how and computer programming and other software techniques) provided or developed by the Company (or any of its Subsidiaries), whether such confidentiality or proprietary status is indicated orally or in writing, including in connection with the recipient’s activities as a Director pursuant to Article II hereof, or the receiving Shareholder or its Confidentiality Affiliates should reasonably have understood that the information should be treated as confidential, whether or not the specific words “confidential” or “proprietary” are used (“Confidential Information”), and (ii) use such Confidential Information only for the purposes of performing its obligations hereunder to which it is a party and carrying on the business of the Company and its Subsidiaries; provided, however, that Shareholders may, where reasonably necessary, disclose any such Confidential Information on a confidential basis to their legal counsel, agents and representatives; provided, further, that the disclosing Shareholder shall remain liable for any breach of the confidentiality obligations contained herein by its counsel, agents and representatives.

(b)           The obligations contained in Section 5.01(a) shall not apply, or shall cease to apply, to Confidential Information if or when, and to the extent that, such Confidential Information (i) was, or becomes through no breach of the receiving Person’s obligations hereunder, known to the public, (ii) was or becomes known to the receiving Shareholder or its Confidentiality Affiliates from other sources under circumstances not involving any breach of any confidentiality obligation between such source, on the one hand, and the disclosing Shareholder’s or discloser’s Confidentiality Affiliates or a third party, on the other hand, (iii) is independently developed by the receiving Shareholder or its Confidentiality Affiliates or (iv) is required to be disclosed by law, governmental regulation or applicable legal process (provided that such Person shall have used commercially reasonable efforts to resist such disclosure and notified the Company in advance of such compelled disclosure).

SECTION 5.02.      Conflicting Agreements. Each Shareholder represents and agrees that it shall not (i) grant any proxy or enter into or agree to be bound by any voting trust or agreement with respect to the Common Shares, except as expressly contemplated by this Agreement, (ii) enter into any agreement or arrangement of any kind with any Person with respect to its Common Shares, or exercise any rights it may have under Applicable Law in a manner that is, inconsistent with the provisions of this Agreement or for the purpose or with the effect of transferring or expanding its own rights, or circumventing the requirements imposed upon it, under this Agreement in a manner not permitted by this Agreement or denying or reducing the rights of any other Shareholder under this Agreement, including agreements or arrangements with respect to the Transfer or voting of its Common Shares or (iii) act, for any reason, as a member of a group or in concert with any other Person in connection with the Transfer or voting of its Common Shares in any manner that is inconsistent with this Agreement.

SECTION 5.03.      Corporate Opportunity. The provisions of this Section 5.03 regulate and define the conduct of certain affairs of the Company as they may involve officers and Directors of the Company who are officers or directors of a Specified Shareholder, or an Affiliate of a Specified Shareholder, and the powers, rights, duties and liabilities of the Company and its officers, Directors and Shareholders in connection therewith; provided, however, that nothing in this Section 5.03 (i) is intended to negate, limit or otherwise modify any other rights or obligations of any party hereto, including the obligations of GE and its Affiliates and Subsidiaries under Section 5.4 of the Securities Purchase Agreement, (ii) will limit the Company’s ability to enter into contractual arrangements with a Specified Shareholder, or an Affiliate of a Specified Shareholder, which arrangements restrict such Specified Shareholder or its Affiliate from engaging in activities otherwise allowed by this Section 5.03, and the following provisions shall be subject to any such contractual obligation of the Company or (iii) apply to, or limit the obligations of, any employee or officer of the Company or its Subsidiaries.

(a)           In the event that a Director or officer of the Company who is also a director or officer of a Specified Shareholder, or an Affiliate of a Specified Shareholder, acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity for both the Company and such Specified Shareholder or its Affiliate, to the fullest extent permitted by Applicable Law, such Director or officer of the Company (i) shall be deemed to have fully satisfied and fulfilled the fiduciary duty of such Director or officer to the Company and its Shareholders with respect to such Corporate Opportunity, (ii) shall not be liable to the Company or its other Shareholders for breach of any fiduciary duty by reason of the fact that such Specified Shareholder or any of its Affiliates pursues or acquires such Corporate Opportunity for itself or directs such Corporate Opportunity to another person (including, without limitation, such Specified Shareholder or any of its Affiliates) or does not communicate information regarding such Corporate Opportunity to the Company, (iii) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in or not opposed to the best interests of the Company and (iv) shall be deemed not to have breached his or her duty of loyalty to the Company or its shareholders and not to have derived an improper benefit therefrom, if such Director or officer acts in a manner consistent with the following policy:

(i)            A Corporate Opportunity available to any person who is an officer of the Company (whether or not a Director), and who is also a director but not an officer of a Specified Shareholder, or an Affiliate of a Specified Shareholder, shall belong to the Company, unless such opportunity is expressly offered to such person in writing solely in his or her capacity as a director of such Specified Shareholder or its Affiliate, in which case such Corporate Opportunity shall belong to such Specified Shareholder or its Affiliate;

(ii)           A Corporate Opportunity available to any person who is a Director but not an officer of the Company, and who is also an officer or employee (whether or not a director) of a Specified Shareholder, or an Affiliate of a Specified Shareholder, shall belong to the Company if such opportunity is expressly offered to such person in writing solely in his or her capacity as a Director of the Company, and otherwise shall belong to such Specified Shareholder or its Affiliate; and

(iii)          A Corporate Opportunity available to any person who is an officer (or employee) or director of both the Company and a Specified Shareholder, or an Affiliate of a Specified Shareholder, shall belong to the Company, if such opportunity is expressly offered to such person in writing solely in his or her capacity as an officer or director (or employee) of the Company, and otherwise shall belong to such Specified Shareholder or its Affiliate.

(b)           A Corporate Opportunity that belongs to a Specified Shareholder or any of its Affiliates, on the one hand, or to the Company, on the other hand, pursuant to the foregoing policy shall not be pursued by the other, unless and until the party to whom the opportunity belongs determines not to pursue the opportunity and so informs the other party. Notwithstanding the preceding sentence, (i) if the party to whom the Corporate Opportunity belongs does not, within a reasonable period of time of receipt of notice of the Corporate Opportunity, begin to pursue, and thereafter continue to pursue, such opportunity diligently and in good faith, the other party may then pursue such Corporate Opportunity or direct it to another person, and (ii) if a Corporate Opportunity that belongs to a Specified Shareholder was developed or otherwise made available independently to the Company, the Company may pursue such Corporate Opportunity, and such pursuit shall not violate this Agreement.

(c)           For purposes of this Section 5.03 only, a Director of the Company who is Chairman or Vice Chairman of the Board of the Company shall not be deemed to be an officer of the Company by reason of holding such position (without regard to whether such position is deemed an officer of the Company under the Charter of the Company), unless such person is a full-time employee of the Company.

SECTION 5.04.      Financial and Other Information.

(a)           Financial Information. The Company agrees that, so long as GE is accounting for its investment in Common Shares under the equity method (in accordance with GAAP) for any fiscal quarter, the Company shall deliver to GE such financial information as is reasonably required by GE to continue to use the equity method to account for such investment, provided, however, that any such information shall (i) be in the format reasonably agreed by the Company from time to time, (ii) not contain any information that the Company deems to be material, non-public information and (iii) only relate to fiscal periods for which the Company has already publicly filed a report on Form 10-Q or 10-K under the Exchange Act.

(b)           Additional Information. The Company agrees that, so long as GE is accounting for its investment in Common Shares under the equity method (in accordance with GAAP) in any fiscal year, then in respect of such fiscal year:

(i)            Fiscal Year. The Company shall, and shall cause each of its consolidated subsidiaries to, maintain a fiscal year which commences on January 1 and ends on December 31 of each calendar year, except as may be otherwise required by applicable law.

(c)           Tax Matters. The Company agrees to provide, or cause to be provided, to GE, WB and GICo, as soon as reasonably practicable after written request therefor, any information in the possession or under the control of the Company which GE, WB or GICo, as the case may be, reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on GE, WB or GICo, as the case may be, under applicable tax laws or (ii) for use in any tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, in each case with respect to any taxable period (or portion thereof) ending on or prior to the date of the Qualified Initial Public Offering. The Company agrees to notify GE in the event that the Company becomes a passive foreign investment company for U.S. Federal income tax purposes.

ARTICLE VI

MISCELLANEOUS

SECTION 6.01.      Binding Effect; Assignability; Benefit.

(a)           The Company shall cause any Permitted Transferee acquiring Common Shares (unless already bound hereby) to execute and deliver a Joinder Agreement in the form of Exhibit D hereto and such Person shall thenceforth be a “Shareholder.”

(b)           Subject to Section 6.01(c), this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Any Shareholder that ceases to own beneficially any Common Shares shall cease to be bound by the terms hereof (other than Section 5.01 and this Article VI).

(c)           Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Common Shares or otherwise, except as expressly set forth in the following sentence. Notwithstanding anything to the contrary, none of the rights of any Shareholder may be Transferred, other than (A) in a Transfer to a Permitted Transferee (in which case all such rights may be transferred) and (B) the rights of a Shareholder pursuant to Article III and Article IV (other than the rights of GE and its Permitted Transferees to have priority in certain registrations pursuant to Section 4.03), which rights, in the case of clause (A) or (B), may be Transferred only pursuant to a Compliant Transfer and which rights, in the case of Article IV, may only be Transferred to a Transferee who is not a Permitted Transferee if shares representing at least 1% of the outstanding Common Shares or, if fewer, shares having a Market Value of not less than $25 million, are transferred to such Transferee by a Shareholder who was a party to this Agreement as of the date hereof, except that with respect to the right to make a Demand Request pursuant to Section 4.01, such number of transferred shares shall be not less than 5% of the outstanding Common Shares. In each case, such percentage or value of shares shall be measured as of the date of Transfer.

SECTION 6.02.      NOTICES. All notices, requests and other communications to any party shall be in writing and shall be delivered in person (including by courier or express mail service), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission:

If to any Company to:

GENPACT LIMITED
Canon’s Court
22 Victoria Street
Hamilton, Bermuda
Attention:   Board of Managers
Facsimile:   (441) 292 8666

with a copy to (which shall not constitute notice):

GENPACT US HOLDINGS, INC.
1251 Avenue of the Americas, Suite 4100
New York, NY
Attention:  Victor Guaglianone, Esq.
Facsimile:  (646) 823-0467

If to GE, GECM or GECIM to:

GE CAPITAL (MAURITIUS) HOLDINGS LIMITED
Les Cascades, Edith Cavell Street
Port Louis, Mauritius
Attention:  Board of Directors
Facsimile:  011 230 212 9833

with a copy to (which shall not constitute notice)

GE ENTERPRISES COMPANY
3135 Easton Turnpike, W3A24
Fairfield, CT 06431
Attention:  Senior Counsel for Transactions
Facsimile:  (203) 373-3008

with a copy to (which shall not constitute notice):

GE CAPITAL EQUITY GROUP, INC.
201 Merritt 7, 1st Floor

P.O. Box 5201
Norwalk, CT 06851
Attention:  Account Manager – Genpact/GE Capital Equity
General Counsel
Facsimile:  (203) 229-5097

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:  Boris Dolganos, Esq.
Facsimile:  (212) 310-8007

If to GAP, to:

General Atlantic Service Corporation
3 Pickwick Plaza
Greenwich, CT  06830
Attention:  Matthew Nimetz
Facsimile:  (203) 618-9207

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	Douglas A. Cifu, Esq.
Kenneth M. Schneider, Esq.
Facsimile:	(212) 757-3990

If to OH, to:

Oak Hill Capital Management, Inc.
Park Avenue Tower
65 East 53rd Street, 36th Floor
New York, NY 10022
Attention:  John R. Monsky, Esq.
Facsimile:  (212) 758-3572

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	Douglas A. Cifu, Esq.
Kenneth M. Schneider, Esq.
Facsimile:	(212) 757-3990

If to GICo, to each of GAP and OH with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	Douglas A. Cifu, Esq.
Kenneth M. Schneider, Esq.
Facsimile:	(212) 757-3990

If to WB, to:

WACHOVIA CORPORATION

301 South College St. NC0630

Charlotte, NC 28288-0630

Attention:  Sterling A. Spainhour, Esq.
Facsimile:  (704) 715-4498

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

1717 Main Street

Dallas, Texas  75201

Attention:  John A. Funk, Esq.

Facsimile:  (214) 466-4141

or, in each case, at such other address or fax number as such party may hereafter specify for the purpose of notices hereunder by written notice to the other parties hereto. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any notice, request or other written communication sent by facsimile transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one (1) Business Day, or by personal delivery, whether courier or otherwise, made within two (2) Business Days after the date of such facsimile transmissions. Any Person that hereafter becomes a Shareholder shall provide its address and fax number to each Company, which shall promptly provide such information to each other Shareholder.

SECTION 6.03.      Waiver; Amendment; Termination.

(a)           No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by (i) the Company, (ii) GICo, (iii) GE and (iv) if it is adversely affected by such amendment or other modification, WB.

Notwithstanding anything to the contrary herein, the Company, acting alone, may execute and deliver a Joinder Agreement and add parties hereto in connection with any issuance of Common Shares or any Transfer permitted by and made in accordance with the terms of this Agreement.

(b)           This Agreement shall terminate with respect to any Shareholder, when such Shareholder ceases to own any Common Shares; provided, however, that Section 5.01 and Article VI shall survive such termination.

SECTION 6.04.      Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed entirely within such state, without regard to the conflicts of laws rules of such state; provided that, to the extent Applicable Law is expressly made applicable, this Agreement shall be construed in accordance with Applicable Law. Any legal action or proceeding with respect this Agreement shall be brought in the courts of the United States for the Southern District of New York or in New York State Court, and, by execution and delivery of this Agreement, each party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of such courts. Each party irrevocably waives any objection which it may now or hereafter have to the laying of venue of the aforesaid actions or proceedings arising out of or in connection with this Agreement in the courts referred to in this paragraph and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. The parties agree that any notice delivered in accordance with Section 6.02 hereof shall be sufficient to satisfy the service of process requirements of any jurisdiction in which a party may be served.

SECTION 6.05.      WAIVER OF JURY TRIAL. EACH OF THE SHAREHOLDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING (INCLUDING COUNTERCLAIMS) RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS OR RELATIONSHIPS HEREBY CONTEMPLATED OR OTHERWISE IN CONNECTION WITH THE ENFORCEMENT OF ANY RIGHTS OR OBLIGATIONS HEREUNDER.

SECTION 6.06.      Specific Enforcement; Cumulative Remedies. The parties hereto acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his, her or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this

Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

SECTION 6.07.      Entire Agreement.

(a)           This Agreement and any exhibits and other documents referred to herein or executed in connection herewith constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto, or between any of them, with respect to the subject matter hereof and thereof.

(b)           To the extent the terms of any other shareholders agreement, partnership agreement, limited liability company agreement, registration rights agreement or any other similar governance instrument or agreement of any Subsidiary of the Company are contradictory to, or inconsistent with, the terms of this Agreement, the terms of this Agreement shall supersede such conflicting or inconsistent terms and the parties shall comply with and cause their Affiliates and each of the Company’s Subsidiaries to enforce the terms of this Agreement notwithstanding any such contradictory or inconsistent terms. All terms of such instruments and agreements not contradictory to, or inconsistent with, the terms of this Agreement shall remain in full force and effect.

SECTION 6.08.      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby shall be consummated as originally contemplated to the fullest extent possible.

SECTION 6.09.      Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GENPACT GLOBAL HOLDINGS (BERMUDA) LIMITED

By:
Name:
Title:

GENPACT GLOBAL (BERMUDA) LIMITED

By:
Name:
Title:

GENPACT LIMITED

By:
Name:
Title:

GE CAPITAL (MAURITIUS) HOLDINGS LIMITED

By:
Name:
Title:

GE CAPITAL INTERNATIONAL (MAURITIUS)

By:
Name:
Title:

OAK HILL CAPITAL PARTNERS
(BERMUDA), L.P.,

By: OHCP GenPar (Bermuda), L.P.,
its General Partner
By: OHCP MGP Partners (Bermuda), L.P.,
its General Partner
By: OHCP MGP (Bermuda), Ltd.,
its General Partner

By:
Name:
Title:

OAK HILL CAPITAL MANAGEMENT PARTNERS (BERMUDA), L.P.

By: OHCP GenPar (Bermuda), L.P.,
its General Partner
By: OHCP MGP Partners (Bermuda), L.P.,
its General Partner
By: OHCP MGP (Bermuda), Ltd.,
its General Partner

By:
Name:
Title:

OAK HILL CAPITAL PARTNERS II (CAYMAN), L.P.

By: OHCP GenPar II (Cayman), L.P.,
its General Partner
By: OHCP MGP Partners II (Cayman), L.P.,
its General Partner
By: OHCP MGP II (Cayman), Ltd.,
its General Partner

By:
Name:
Title:

OAK HILL CAPITAL PARTNERS II (CAYMAN II), L.P.

By: OHCP GenPar II (Cayman), L.P.,
its General Partner
By: OHCP MGP Partners II (Cayman), L.P.,
its General Partner
By: OHCP MGP II (Cayman), Ltd.,
its General Partner

By:
Name:
Title:

OAK HILL CAPITAL MANAGEMENT
PARTNERS II (CAYMAN), L.P.

By: OHCP GenPar II (Cayman), L.P.,
its General Partner
By: OHCP MGP Partners II (Cayman), L.P.,
its General Partner
By: OHCP MGP II (Cayman), Ltd.,
its General Partner

By:
Name:
Title:

GENERAL ATLANTIC PARTNERS
(BERMUDA), L.P.

By: GAP (BERMUDA) LIMITED,
its General Partner

By:
Name:
Title:

GAP-W INTERNATIONAL, L.P.

By: GAP (BERMUDA) LIMITED,
its General Partner

By:
Name:
Title:

GAPSTAR, LLC

By:	GENERAL ATLANTIC PARTNERS, LLC, its Sole Member

By:
Name:
Title:

GAP COINVESTMENTS III, LLC

By:
Name:
Title:

GAP COINVESTMENTS IV, LLC

By:
Name:
Title:

GAPCO GMBH & CO. KG

By:	GAPCO MANAGEMENT GMBH, its General Partner

By:
Name:
Title:

GENPACT INVESTMENT CO (LUX) SICAR S.A.R.L.

By:
Name: Christopher G. Lanning
Title:

By:
Name: John R. Monsky
Title:

WIH HOLDINGS

By:
Name:
Title:

EXHIBIT A

MEMORANDUM OF ASSOCIATION OF GENPACT LIMITED

A-1

EXHIBIT B

BYE-LAWS OF GENPACT LIMITED

B-1

EXHIBIT C

GICO DIRECTORS

J Taylor Crandall

Steven A. Denning

Mark F. Dzialga

Denis J. Nayden

GE DIRECTORS

Gary M. Reiner

Lloyd G. Trotter

OTHER DIRECTORS

John Barter

Rajat Kumar Gupta

Jagdish Khattar

James C. Madden

Robert G. Scott

A. Michael Spence

C-1

EXHIBIT D

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Amended and Restated Shareholders Agreement dated as of August    , 2007 (as the same may be amended from time to time, the “Shareholders Agreement”) among GENPACT LIMITED, a company organized under the laws of Bermuda, GENPACT GLOBAL HOLDINGS (BERMUDA) LIMITED, a company organized under the laws of Bermuda, GENPACT GLOBAL (BERMUDA) LIMITED, a company organized under the laws of Bermuda and the other signatories thereto, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholders Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to and “Shareholder” under the Shareholders Agreement as of the date hereof and shall have all of the rights and obligations of the Shareholder from whom it has acquired Company Equity Securities (to the extent permitted by Section 6.01 of the Shareholders Agreement and, if the Joining Party is not a Permitted Transferee, as specifically provided in Exhibit A attached hereto) as if it had executed the Shareholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:                  ,

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices:

D-1

AGREED ON THIS [   ] day of [         ], 200[   ]:

GENPACT LIMITED

By:
Name:
Title:

D-2